Exhibit 10.1

AMENDMENT TO MAXXAM INC. REVISED
CAPITAL ACCUMULATION PLAN OF 1988

WHEREAS, the Compensation Policy Committee (the “Committee”) of the Board of Directors of MAXXAM Inc. (the “Company”) has, pursuant to the MAXXAM Inc. Revised Capital Accumulation Plan of 1988 (As Amended and Restated 2006) (the “Plan”) been appointed as the administrative committee for the Plan; and

WHEREAS, the Committee has approved certain amendments to the Plan and authorized and directed the officers of the Company to document and effectuate such amendments;

NOW, THEREFORE, the Plan is hereby amended as indicated below:

1.
Section 2.3(a) of the Plan is hereby amended to add the following as the third sentence of such Section 2.3:  “For each calendar year beginning on or after January 1, 2009, a credit shall be entered on the records of the Company or a Participating Company for each participant equal to 4% of the participant’s Compensation paid during that year.”

2.
Section 3.1 of the Plan is hereby amended by deleting the existing item b) and substituting in its place the following:  “b) December 31, 2008, and every fifth (5th) December 31st” thereafter (December 31, 2013, et. seq).”

3.	The first sentence of Section 3.2 (a) of the Plan is hereby amended by deleting the phrase “subsequent ten (10) year” and substituting the phase “subsequent five (5) year” in its place.

4.	The first sentence of Section 3.2 (b) of the Plan is hereby amended by deleting the phrase “product of 10% multiplied by” and substituting the phase “product of 20% multiplied by” in its place.

5.	Section 3.3 (c) of the Plan is hereby amended by deleting the phrase “subsequent ten (10) year” and substituting the phase “subsequent five (5) year” in its place.

IN WITNESS WHEREOF, this instrument is executed as the 15th day of December 2008.

MAXXAM Inc.

/s/ M. Emily Madison
M. Emily Madison, Vice President, Finance